ISURF No. 2169

LICENSE AGREEMENT

BETWEEN THE IOWA STATE UNIVERSITY RESEARCH FOUNDATION AND

NON DESTRUCTIVE ASSESSMENT TECHNOLOGIES, INC.

LICENSE AGREEMENT

Table of Contents

NON-EXCLUSIVE LICENSE AGREEMENT

This Agreement is made and entered into by and between Iowa State University Research Foundation, Inc. (hereinafter called "ISURF"), a nonprofit Iowa corporation, and Non Destructive Assessment Technologies, Inc. (hereinafter called "Licensee"), a corporation organized and existing under the laws of Florida;

WHEREAS, ISURF owns by assignment certain rights in inventions that are described in the "Licensed Patents" defined below, and desires to have the inventions of the Licensed Patents utilized in the public interest;

WHEREAS the Iowa State University Center for Non-Destructive Evaluation and its members (hereinafter "Center Members") funded the development of the Licensed Patents and Center Members have been granted rights to use Licensed Patents for internal purposes as shown in the membership agreement attached as Appendix G; and to date no Center Member has requested an exclusive license to Licensed Patents under the CNDE Prospectus of March 1985;

WHEREAS Materials Technologies, Inc. intends to acquire Non Destructive Assessment Technologies, Inc.;

WHEREAS, Licensee is experienced in the development, production, manufacture, marketing and/or sale of products similar to those which may employ or be developed using the inventions of the Licensed Patents, and is willing to commit itself to a thorough, vigorous and diligent program of exploiting the inventions of the Licensed Patents so that public utilization may result therefrom; and

WHEREAS, ISURF is willing to grant a license to Licensee under any one or all of the Licensed Patents, and Licensee desires a license under all of them.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Parties covenant and agree as follows:

Section 1. Definitions.

For the purpose of this Agreement, the Appendix A definitions shall apply.

Section 2. License Grant.

A. License.

ISURF hereby grants to Licensee a non-exclusive license, limited to the Licensed Field and the Licensed Territory, under the Licensed Patents to make, use, import and sell Products subject to the rights of Center Members.

B. Sublicenses.

(i) Licensee may grant written, nonexclusive sublicenses to third parties. Any agreement granting a sublicense shall state that the sublicense shall be terminated or assigned to ISURF, at the sole option of ISURF, upon the termination of this Agreement. Licensee shall have the same responsibility for the activities of any sublicensee as if the activities were directly those of Licensee.

Licensee shall provide ISURF with the name, contact information and address of any sublicensee as well as information regarding the number of full-time employees of any such sublicensee to allow ISURF to determine whether it can maintain its small entity filing status for patent prosecution and maintenance purposes.

(ii) With respect to sublicenses granted by Licensee under this Section 2B, Licensee shall pay to ISURF an amount equal to what Licensee would have been required to pay to ISURF had Licensee sold the amount of Products sold by such sublicensee. In addition, if Licensee receives any fees, minimum royalties, or other payments in consideration for any rights granted under a sublicense, and such payments are not based directly upon the amount or value of Products sold by the sublicensee, then Licensee shall pay ISURF twenty-five percent (25%) of such payments in the manner specified in Section 4D. Licensee shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement without the express prior written permission of ISURF.

(iii) Licensee agrees that sublicenses granted hereunder shall not be transferable to a third party unless agreed upon in writing by both Parties.

Section 3. Development.

A. Licensee agrees to and warrants that it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Licensed Patents and to develop Products for sale in the commercial market and that it so intends to develop Products for the commercial market. Further, Licensee agrees to provide ISURF with a development plan encompassing at least the information set forth in Appendix E describing the steps necessary to allow the inventions of the Licensed Patents to be utilized to provide Products for sale in the commercial market. In addition, within one month following the end of each semi-annual period ending on June 30 and December 31 until the Date of First Commercial Sale of Products, Licensee will provide ISURF with a written Development Report summarizing Licensee's product development activities since the last Development Report and any necessary adjustments to the development plan. All development activities and strategies and all aspects of product design and decisions to market and the like are entirely at the discretion of Licensee, and Licensee shall rely entirely on its own expertise with respect thereto. ISURF's review of Licensee's development plan is solely to verify the existence of Licensee's commitment to development activity and to assure compliance with Licensee's obligations to utilize the inventions of the Licensed Patents to commercialize Products for the marketplace, as set forth above. ISURF reserves the right to audit Licensee's records relating to the development of Products as required hereunder. Such record keeping and audit procedures shall be subject to the procedures and restrictions set forth for audit of the financial records of Licensee in Section 6.

B. Milestones.

Licensee agrees to meet the milestones specified in Appendix F.

Section 4. Consideration.

A. License Fee.

Licensee agrees to pay to ISURF a license fee of If not received within thirty (30) days of execution of this Agreement by Licensee, then this Agreement shall become null and void.

B. Royalty.

In addition to the Section 4A license fee, Licensee agrees to pay to ISURF as "earned royalties" a royalty calculated as a percentage of the Selling Price of Products in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earlier of the date the Product is actually sold, leased or otherwise transferred for consideration, the date an invoice is sent by Licensee or its sublicensee(s), or the date a Product is transferred to a third party for any reasons. The royalty shall remain fixed while this Agreement is in effect at a rate of three percent (3 %) of the Selling Price.

C. Minimum Royalty.

Licensee further agrees to pay to ISURF minimum royalties as follows: $10,000 for calendar year 2009; and $20,000 for calendar year 2010; and $30,000 for calendar year 2011 and each year thereafter, against which any earned royalty paid for the same calendar year will be credited. The minimum royalty for a given year shall be due at the time payments are due for the period ending on December 31. It is understood that the minimum royalties will apply on a calendar year basis, and that sales of Products requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual minimum royalty due ISURF for any given calendar year.

D. Accounting; Payments.

(i) Amounts owing to ISURF under Section 4B shall be paid on a quarterly basis, with such amounts due and received by ISURF on or before the thirtieth day following the end of the quarterly period ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. The balance of any amounts which remain unpaid more than thirty (30) days after they are due to ISURF shall accrue interest until paid at the rate of the lesser of one and one-half percent (1.5%) per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

(ii) Except as otherwise directed, all amounts owing to ISURF under this Agreement shall be paid in U.S. dollars to ISURF at the address provided in Section 16(a). All royalties owing with respect to Selling Prices stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the day preceding the payment.

(iii) A full accounting showing how any amounts owing to ISURF under Section 4B have been calculated shall be submitted to ISURF on the date of each such payment. Such accounting shall be on a per-country and product line, model or tradename basis and shall be summarized on the form shown in Appendix C of this Agreement. In the event no payment is owed to ISURF, a statement setting forth that fact shall be supplied to ISURF.

Section 5. Disclaimer of Warranties.

A. ISURF makes no representation and extends no warranties whatsoever and nothing in this Agreement shall be construed as:

(i) a warranty or representation by ISURF as to the validity or scope of any of the Licensed Patents;

(ii) a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties;

(iii) an obligation to furnish any know-how not provided in the Licensed Patents or any services other than those specified in this Agreement; or

(iv) that a valid claim will ever issue from the Licensed Patents.

B. EXCEPT AS OTHERWISE MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT, THE LICENSED PATENTS ARE LICENSED "AS IS" WITHOUT ANY EXPRESS OR IMPLIED WARRANTIES WHATSOEVER. ISURF MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEES OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

C. Licensee represents and warrants that Products produced under the license granted herein shall be manufactured substantially in the United States as required by 35 U.S.C § 204 and applicable regulations of Chapter 37 of the Code of Federal Regulations.

Section 6. Recordkeeping.

A. Licensee and its sublicensee(s) shall keep books and records sufficient to verify the accuracy and completeness of Licensee's and its sublicensee(s)'s accounting referred to above, including without limitation inventory, purchase and invoice records relating to the Products or their manufacture. In addition, Licensee shall maintain documentation evidencing that Licensee or its sublicensee(s) are in fact pursuing the development of Products as required herein. Such documentation may include, but is not limited to, invoices for studies advancing the development of Products, laboratory notebooks, internal job cost records, and filings made to the Internal Revenue Department to obtain tax credit, if available, for research and development of Products. Such books and records shall be preserved for a period not less than six (6) years after they are created during and after the term of this Agreement.

B. Licensee and its sublicensee(s) shall take all steps necessary so that ISURF may within thirty (30) days of its request review and copy all the books and records at a single U.S. location to allow ISURF to verify the accuracy of Licensee's and its sublicensee(s)'s royalty reports and Development Reports. Such review may be performed by any employee of ISURF as well as by any attorney or registered CPA designated by ISURF, upon reasonable notice and during regular business hours.

C. If a royalty payment deficiency is determined, Licensee shall pay the royalty deficiency outstanding within thirty (30) days of receiving written notice thereof, plus interest on outstanding amounts as described in Section 4D(i).

D. If a royalty payment deficiency for a calendar year exceeds the lesser of five percent (5%) of the royalties paid for that year or $50,000, then Licensee shall be responsible for paying ISURF's out-of-pocket expenses incurred with respect to such review.

Section 7. Term and Termination.

A. The term of this license shall begin on the Effective Date of this Agreement and continue until this Agreement is terminated as provided herein or until the earlier of the date that no Licensed Patent remains an enforceable patent or the payment of earned royalties under Section 4B, once begun, ceases for more than eight (8) consecutive quarterly periods.

B. Licensee may terminate this Agreement at any time by giving at least ninety (90)days written and unambiguous notice of such termination to ISURF. Such a notice shall be accompanied by a statement of the reasons for termination.

C. ISURF may terminate this Agreement by giving Licensee at least ninety (90)days written notice if the Date of First Commercial Sale does not occur on or before December 31, 2010.

D. ISURF may terminate this Agreement, at its option and upon thirty (30) days written notice to Licensee, if Licensee fails to make any payments to ISURF when due and fails to make all such payments to ISURF, plus interest as provided herein, within said thirty (30) day notice period. If Licensee has not made all such payments to ISURF before the expiration of said thirty (30) day notice period, the rights, privileges and license granted hereunder shall automatically terminate.

E. ISURF may terminate this Agreement, at its option, if Licensee defaults in the performance of any material obligations under this Agreement (other than as provided in Section 7D above, which shall take precedence over any other default), and if the default has not been remedied within ninety (90) days after the giving of written notice of such default to Licensee. If Licensee fails to remedy such default in said ninety (90) day period, ISURF may provide to Licensee written notice of said termination, which shall become immediately effective as of the date of mailing said notice.

F. ISURF may terminate this Agreement, at its option and by written notice to Licensee, if Licensee is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by Licensee, or Licensee makes or executes an assignment of its rights in the Licensed Patents for the benefit of creditors. Any termination hereunder shall be effective as of the date of mailing said notice.

G. Upon the termination of this Agreement, Licensee and its sublicensee(s) shall remain obligated to provide an accounting for and to pay royalties earned up to the date of the termination and any minimum royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year.

H. Waiver by either Party of a single breach or default, or a succession of breaches or defaults, shall not deprive such Party of any right to terminate this Agreement in the event of any subsequent breach or default.

I. The termination of this Agreement, for any reason whatsoever, shall not affect the liability or obligation of either Party which shall have accrued prior to termination (including without limitation any liability for loss or damage on account of breach), nor shall it affect any provisions hereof

which contemplate performance by or continuing obligations of a Party following the termination hereof, including, but not limited to, Section 18 and 12 of this Agreement.

Section 8. Assignability.

Neither Party to this Agreement shall, directly or indirectly, sell, assign, pledge, encumber, or otherwise dispose of its rights or obligations in this Agreement, or agree to do so, except to an Affiliate unless as the result of the sale of all or substantially all of the business to which this Agreement relates and such transfer or assignment must include all obligations under this Agreement. Any assignment in contravention of this Section 8 shall be deemed null and void. Each party shall promptly notify the other party of any expected change in its ownership or control.

Section 9. Contest of Validity.

In the event Licensee or its sublicensee(s) contests the validity of any Licensed Patent, Licensee and its sublicensee(s) shall continue to pay royalties with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.

Section 10. Enforcement.

ISURF intends to protect the Licensed Patents against infringers or otherwise act to eliminate infringement, when, in ISURF's sole judgment, such action may be reasonably necessary, proper, and justified. In the event that Licensee believes there is infringement of any Licensed Patent under this Agreement which is to Licensee's substantial detriment, Licensee shall provide ISURF with notification and reasonable evidence of such infringement. ISURF shall have the sole and exclusive right to determine whether or not any action should be taken regarding any infringement of the Licensed Patents (at ISURF's cost and for ISURF's benefit), and such proceedings shall be under the exclusive control of ISURF. Upon request by ISURF, Licensee shall take action, join in an action, and otherwise provide ISURF with such assistance and information as may be useful to ISURF in connection with ISURF's taking such action (if the cause of action arose during the term of this Agreement and ISURF reimburses Licensee for Licensee's reasonable out-of-pocket expenses).

Section 11. Patent Marking.

Licensee shall mark and require its sublicensee(s) to mark all Products or Product packaging with the appropriate patent number reference in compliance with the requirements of 35 U.S.C. § 287.

Section 12. Product Liability; Conduct of Business.

A. Licensee shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold ISURF (including ISURF's trustees, members, officers, directors and employees), Iowa State University (including Iowa State University's trustees, members, officers, directors, employees, and students), and the inventors of the Licensed Patents (hereinafter all collectively referred to as "the Indemnified Parties"), harmless against any and all claims, proceedings, demands, liabilities, and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever (other than patent infringement claims) resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Products arising from any right or obligation of Licensee or its sublicensee(s) hereunder. ISURF at all times reserves the right to select and retain counsel of its own to defend ISURF's interests.

B. Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in marketing the products subject to this Agreement and that such insurance coverage sufficiently covers the Indemnified Parties. Within ninety (90) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, Licensee will present evidence to ISURF that the coverage is being maintained. In addition, Licensee shall provide ISURF with at least thirty (30) days prior written notice of any change in or cancellation of the insurance coverage.

C. Neither ISURF or Iowa State University shall be liable to Licensee or its sublicensee(s) for any indirect, special, incidental, exemplary, consequential or any other damages arising from any right or obligation of Licensee or its sublicensee(s) hereunder. In addition, neither ISURF or Iowa State University shall be liable to Licensee or its sublicensee(s), or to any customers or distributors of Licensee or its sublicensee(s), or to any end users of Products, for any direct, indirect, special, incidental, exemplary, consequential or any other damages arising from such parties' production, manufacture, sale, distribution, use, lease, consumption or advertisement of Products or other products incorporating or made using the inventions of the Licensed Patents.

D. Notwithstanding any other provisions of this Agreement, any related agreement or applicable law, in no event shall the Indemnified Parties or their agents be liable, whether in an action arising out of breach of contract or warranty, negligence, strict liability, tort or otherwise, for any indirect, special, incidental or consequential damages, losses or expenses arising out of or related to this Agreement or any related agreement or the performance or non-performance hereof or thereof or out of the use, performance or nonperformance of any product, licensed materials or services, including, but not limited to, loss of use, loss of profits, loss of data or loss of goodwill, even if such party has been advised of the possibility of such loss or damage. This section shall not apply to any damage, loss or expense which is the direct result of the reckless or willful misconduct of ISURF, and shall survive any termination of this Agreement.

E. In no event shall the Indemnified Parties or their agents, be liable, whether in an action arising out of breach of contract or warranty, negligence, strict liability, securities laws, tort or otherwise, for any and all costs, expenses, damages, claims or losses whatsoever arising out of or related to the supply of any information to Licensee pursuant to this Agreement or any related agreement or out of the use of such information. The foregoing shall not apply in the event of any statement made or information supplied with knowledge of falsity. This provision shall not be construed to affect any remedy any party may have for breach of a written representation or warranty. This section shall survive any termination of this Agreement.

Section 13. Advertising and Use of Names.

A. Advertising and Public Announcements.

Licensee shall not use the name of Iowa State University, ISURF, any trustees, officers, directors, members, employees, students or affiliates of ISURF or Iowa State University, or any agents of the foregoing, in sales promotions, advertising, or any other form of publicity without the prior written approval of the entity or person whose name is to be used. Advertising material which identifies publications by citations in customary form shall not be subject to the limitations of this Section 13A. Notwithstanding the foregoing, Licensee may make true statements indicating that Products are made, used and/or sold under an exclusive license from ISURF under an existing patent, or that the licensed inventions were developed at Iowa State University or by inventors at Iowa State University.

B. Announcements of the Existence of this Agreement.

ISURF retains the right to disclose to the public the transfer of this technology to Licensee and the existence of this Agreement.

Section 14. United States Government Interests.

It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention of such Licensed Patents for governmental purposes. Any license granted to Licensee in this Agreement shall be subject to such right.

Section 15. Governing Law, Export Laws and Compliance.

A. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Iowa. Licensee agrees to be subject to the jurisdiction of the Courts of the State of Iowa, or the Federal District Court for the Southern District of Iowa, for any purpose relating to this Agreement or the Licensed Patents.

B. Licensee agrees to comply with all applicable Federal and State of Iowa laws and regulations. In particular, it is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws, regulations, and treaties controlling the export of such commodities and technical data, including Export Administration Regulations of the United States Department of Commerce. These laws, regulations, and treaties may prohibit, or require a license for, the export of certain types of technical data to certain specified countries.

C. Licensee hereby agrees that it will comply with all United States laws, regulations, and treaties controlling the export of commodities and technical data, that it will be solely responsible for any violation of such by Licensee or its sublicensee hereunder, and that it will hold ISURF and Iowa State University harmless in the event of any legal action of any nature occasioned by any violation of same.

D. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the Parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the Parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations.

E. The Parties hereto are independent contractors and not joint venturers or partners.

Section 16. Notices.

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, or delivery by a professional courier service or the time when sent by certified or registered mail

addressed to the Party for whom intended at the address below or at such changed address as the Party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

(a) Iowa State University Research Foundation, Inc.
Attn.: Executive Director
Iowa State University
310 Lab of Mechanics
Ames, IA 50011

(b) Non Destructive Assessment Technologies, Inc.
Attn: President
2109 East Palm Avenue
Tampa, Florida 33605

Section 17. Integration.

This Agreement constitutes the full understanding between the Parties with reference to the subject matter hereof, and no statements or agreements by or between the Parties, whether orally or in writing, except as provided for elsewhere in this Section 17, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither Party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other Party, and specifically states that it is an amendment to this Agreement.

Section 18. Confidentiality.

Both Parties agree to keep any information identified as confidential by the disclosing Party, confidential using methods at least as stringent as each Party uses to protect its own confidential information. "Confidential Information" shall include Licensee's development plan and Development Reports, the Licensed Patents and all information concerning them and any other information marked confidential or accompanied by correspondence indicating such information is confidential exchanged between the Parties hereto. Except as may be authorized in advance in writing by ISURF, Licensee shall grant access to the Confidential Information only to its own employees involved in research relating to the Licensed Patents and Licensee shall require such employees to be bound by this Agreement as well. Licensee agrees not to use any Confidential Information to its advantage and ISURF's detriment, including but not limited to claiming priority to any application serial numbers of the Licensed Patents in Licensee's patent prosecution. The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

(i) Licensee or ISURF can show by written record that it possessed the information prior to its receipt from the other Party;

(ii) the information was already available to the public or became so through no fault of the Licensee or ISURF;

(iii) the information is subsequently disclosed to Licensee or ISURF by a third party that has the right to disclose it free of any obligations of confidentiality; or

(iv) five (5) years have elapsed from the expiration of this Agreement.

Section 19. Authority.

The persons signing on behalf of ISURF and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the Party for whom they have signed.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the dates indicated below.

IOWA STATE UNIVERSITY RESEARCH FOUNDATION, INC.

By:________________________________ Date: ___________, ______

Name and Office: Kenneth Kirkland, Executive Director

Non Destructive Assessment Technologies, Inc.

By:________________________________ Date: ___________, ______

Name and Office: Jennifer A. Willis, President

Agreed:

Material Technologies, Inc.

By:________________________________ Date: ___________, ______

Name and Office: Robert M. Bernstein, Chief Executive Officer

APPENDIX A

A. "Date of First Commercial Sale" shall mean the date when cumulative sales to the retail market of Products exceeds $300,000.

B. "Development Report" shall mean a written account of Licensee's progress under the development plan having at least the information specified on Appendix D to this Agreement, and shall be sent to the address specified on Appendix D.

C. "Effective Date" shall mean the date of the last signature to this Agreement.

D. "Licensed Field" shall be limited to the field of structural health monitoring.

E. "Licensed Patents" shall refer to and mean those valid and unexpired patents and patent applications listed on Appendix B attached hereto, and any divisional, continuation, reexamination and reissue patents and patent applications that claim a priority therefrom and which are owned by ISURF, but only to the extent it claims an invention claimed in a patent application listed on Appendix B.

F. "Licensed Territory" shall be world wide.

G. "Party" or "Parties" shall mean either or both ISURF or Licensee, respectively.

H. "Products" shall refer to and mean any and all products and services provided to third parties that employ or are in any way produced by the practice of an invention claimed in the Licensed Patents or that would otherwise constitute infringement of any claims of the Licensed Patents.

I. "Selling Price" shall mean, in the case of Products that are sold, the invoice price to the end user of Products (regardless of uncollectible accounts) less any shipping costs, allowances because of returned Products, or sales taxes. The "Selling Price" for a Product that is transferred to a third party for promotional purposes or for any other purpose without charge or at a discount shall be the average invoice price to the end user of that type of Product during the applicable calendar quarter. ISURF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on ISURF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to ISURF pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Licensee.

APPENDIX B

LICENSED PATENTS

REFERENCE NUMBER	COUNTRY	PATENT NUMBER	ISSUE DATE	APPLICATION SERIAL NUMBER
02169	UNITED STATES	6,037,768	March 14, 2000	08/832,415

Patent Title:

Pulsed Eddy Current Inspections and the Calibration and Display of Inspection Results (John C. Moulder, Sunil K. Shaligram, Jay A. Bieber, and James H. Rose)

APPENDIX C

[insert company name] Royalty Report for Period Ending December 31, ____

PRODUCT SALES	No. Units sold	Price per Unit	Invoiced Sales Price	Allowable Deductions	Net Sales
Product Name					
Product Name					
Product Name					
Product Name					
Total					

TOTAL NET SALES	$
Royalty Rate	
Royalty Due	$

TOTAL ROYALTY DUE: $ ______________________

APPENDIX D

DEVELOPMENT REPORT

A. Date development plan initiated and time period covered by this report.

B. Development Report (4-8 paragraphs).

1. Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

2. Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

C. Future Development Activities (4-8 paragraphs).

1. Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

2. Estimated total development time remaining before a product will be commercialized.

D. Changes to initial development plan (2-4 paragraphs).

1. Reasons for change.

2. Variables that may cause additional changes.

E. Items to be provided if applicable:

1. Information relating to Product that has become publicly available, e.g., published articles, competing products, patents, etc.

2. Development work being performed by third parties other than Licensee to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

3. Update of competitive information trends in industry, government compliance (if applicable) and market plan.

PLEASE SEND DEVELOPMENT REPORTS TO:

Iowa State University Research Foundation, Inc.
Attn.: Executive Director
Iowa State University
310 Lab of Mechanics
Ames, IA 50011

APPENDIX E
DEVELOPMENT PLAN

A development plan of the scope outlined below shall be submitted to ISURF by Licensee upon execution of this Agreement. In general, the plan should provide ISURF with a summary overview of the activities that Licensee believes are necessary to make Products available for sale in the commercial marketplace.

	Estimated	
	Start Date	Finish Date

I. Development Program

A. Development Activities to be Undertaken

(Please break activities into subunits with the date of completion of major milestones)

1.

2.

.

.

B. Estimated Total Development Time

II. Governmental Approval

A. Types of submissions required

B. Government agency e.g. FDA, EPA, etc.

III. Proposed Market Approach

IV. Competitive Information

A. Potential Competitors

B. Potential Competitive Devices/Compositions

C. Known Competitor's plans, developments, technical achievements

D. Anticipated Date of Product Launch

Total Length: approximately 2-3 pages

APPENDIX F
DEVELOPMENT MILESTONES

Licensee shall complete all of the following milestones:

A. By August 31, 2007, Licensee will provide ISURF a detailed document covering Licensee's plans as to projected product development, markets and sales forecasts, manufacturing and operations, and financial forecasts until at least $1,000,000 ("Business Plan"). Business Plan will include evaluation of required performance targets to meet customer demand. ISURF will treat this Business Plan as confidential information and to protect it as ISURF would its own confidential information;
B. By September 30, 2007, Licensee will provide to ISURF a listing of the management team or a schedule for the recruitment of key management positions;
C. By January 31, 2008 Licensee will set up, facilitate and equip pilot line facility;
D. By June 30, 2008, Licensee will produce prototype(s) that meet performance target criteria.;
E. By August 31, 2008, Licensee will engineer and design prototype packaging and obtain commitment from necessary suppliers to produce prototype packaging;
F. By October 31 2008, Licensee will produce packaged prototypes for customer evaluation;
G. By January 31, 2009, Licensee will secure production scale manufacturing facilities;
H. By April 30, 2009, Licensee will have a first sale of Product;
I. By December 31, 2011, Licensee will reach annual sales of Products of at least $675,000; and
J. By December 31, 2012, Licensee will reach annual sales of Products of at least $1,000,000.

APPENDIX G

CNDE IUCRC AGREEMENT

(Attached hereto four pages.)

INDUSTRY/UNIVERSITY COOPERATIVE RESEARCH PROGRAM
CENTER FOR NDE
AGREEMENT

This agreement is made this _______ day of _____________, 199 ____ by and between Iowa State University (hereinafter called UNIVERSITY) and ____ (hereinafter called COMPANY).

WHEREAS, the parties to this Agreement intend to join together in a cooperative effort to support an Industry/University Research Center entitled Center for Nondestructive Evaluation (CNDE) (hereinafter called CENTER) at Iowa State UNIVERSITY to develop and to maintain a mechanism whereby the UNIVERSITY environment can be used to develop better understanding of nondestructive evaluation, stimulate industrial innovation, and provide UNIVERSITY with strengthened educational capability in this field.

NOW, THEREFORE, for the mutual benefits and considerations each to the other, the parties hereto AGREE to the following terms and conditions:

1. The CENTER will be formed as described in the Prospectus dated March, 1985. Direct deliverables to industry include semiannual and annual reports, participation in an Industrial Advisory Board, one free registration at an annual summer meeting, and one copy of the published proceedings thereof. Details of these and other benefits are defined in the Prospectus.

2. The CENTER will be operated by certain faculty and students at the UNIVERSITY.

3. COMPANY agrees to contribute thirty-five thousand dollars ($35,000) for the initial year in support of CENTER and thereby becomes an Industrial Participant of the CENTER. Payment of fees is to be made on the following schedule: ____.
Checks should be made payable to Treasurer, Iowa State University and tendered to the CENTER.

4. COMPANY joins the CENTER with the intention of remaining a dues paying member for at least three (3) years. Annual dues will be adjusted upward each year by the inflation rate as measured by the Consumer Price Index. However, COMPANY may terminate this Agreement by giving UNIVERSITY written notice six (6) months prior to the anniversary date of this membership agreement. If COMPANY does not provide the needed six (6) months notice, UNIVERSITY is entitled to bill company for one-half (1/2) of the annual fee.

5. There will be an Industrial Advisory Board with a voting membership composed of one (1) representative for each paid membership and one representative of the Institute for Physical Research and Technology (IPRT). This Board makes recommendations on (a) the research projects to be carried out by the CENTER, (b) the apportionment of resources to these research projects, and (c) CENTER bylaws. The operation of this Board is specified in the bylaws.

6. The UNIVERSITY and the CENTER reserve the right to publish the results of all cooperative research conducted in the CENTER. COMPANY, UNIVERSITY and the Iowa State Research Foundation will receive advance copies of all papers containing the results of the CENTER research program. COMPANY shall have the right to request a delay in publication for a period not to exceed six (6) months, provided that a written

(over)

request for such delay is made within thirty (30) days from the date the proposed publication is mailed to the COMPANY. The above considerations do not apply in the case of graduate student theses and dissertations that are submitted directly to the faculty and Graduate College as part of a degree program, but they do apply to papers and reports extracted from the thesis or dissertation for open literature publication.

7. All patents derived from investigations conceived or first actually reduced to practice in the course of research conducted at the CENTER will belong to the UNIVERSITY; accordingly, the UNIVERSITY will pay all costs associated with the procurement and maintenance of such patents. Inventions made with the support of the National Science Foundation or other federal agencies will be subject to the provisions of any applicable laws. COMPANY will be granted a royalty-free, non-exclusive license for its internal use. This right applies to patents which are first disclosed during the period of COMPANY's membership.

8. Software developed by the CENTER will belong to the UNIVERSITY. Software will be subject to the same provisions described for patents in paragraph 7.

9. The Industrial Advisory Board may elect, by agreement of all members, to seek commercialization of a patent or a software package. In this event, the UNIVERSITY will seek to negotiate an exclusive royalty-bearing license subject to the royalty-free licenses held by the other member companies. Such exclusive, royalty-bearing license will be offered to member companies before outside companies are sought to develop a patent or software for commercial distribution.

10. Richard Hasbrook, Contracts and Grants Officer, has been designated as the authorized UNIVERSITY Official for this contract. The Authorized UNIVERSITY Official is responsible for approving any changes in the terms, conditions, or amounts specified in the agreement. Negotiations concerning this project should be referred to:

Richard Hasbrook
Contracts & Grants Officer
213 ~~204~~ Beardshear Hall
Iowa State University
Ames, IA 50011
(515) 294-5225

Executed as a sealed instrument by the parties hereto through their duly authorized representatives as hereinafter set forth.

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For: ______________________	For: Iowa State University
Date: ______________________	Date: ______________________